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                            FOURTH AMENDMENT TO THE
                   MORRISON RESTAURANTS INC. 1987 STOCK BONUS
                      AND NON-QUALIFIED STOCK OPTION PLAN


     THIS FOURTH AMENDMENT is made this ____ day of January, 1996, by Morrison Restaurants Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Company").


                              W I T N E S S E T H:
                              - - - - - - - - - -


     WHEREAS, the Company maintains the Morrison Restaurants Inc. 1987 Stock Bonus and Non-Qualified Stock Option Plan (the "Plan");

     WHEREAS, pursuant to that certain plan of distribution approved and adopted by the Board of Directors of the Company, the Company contemplates the distribution to its stockholders of all of the outstanding shares of common stock, respectively, of Morrison Fresh Cooking, Inc. and Morrison Health Care, Inc. (the "Distributions");

     WHEREAS, the Company desires to amend the Plan to clarify how the Distributions will affect the treatment of options issued and outstanding under the Plan; and

     WHEREAS, the Board of Directors of the Company has duly approved and authorized this amendment to the Plan pursuant to the terms of that certain Agreement respecting Employee Benefit Matters to which the Company, Morrison Fresh Cooking, Inc. and Morrison Health Care, Inc. are parties;


     NOW, THEREFORE, the Company does hereby amend the Plan, effective immediately, as follows:

1. By deleting the second paragraph of existing Section 4 in its entirety and by substituting therefor the following:

          "The total number of Shares reserved for issuance under this Plan and, in the case of Shares subject to outstanding Options, the option price per Share, shall be adjusted for any increase or decrease in the number of outstanding shares resulting from the payment of a stock dividend (including, but not limited to, an extraordinary stock dividend such as a spin-off), from a subdivision or combination of Shares, from a reclassification of the Shares or from any other increase or decrease in the number of Shares outstanding effected without receipt of consideration by the Company, with such adjustment to be made in such manner as the Committee determines, in its sole discretion, appropriately reflects the event."
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2.   By adding a new final sentence to Section 6(j) as follows:

     "For purposes of this Section 6, an Eligible Employee shall not be considered to have suffered a termination of employment with the Company for any period of time following the effective date of the distributions of the common stock of Morrison Fresh Cooking, Inc. (`MFCI') and of Morrison Health Care, Inc. (`MHCI') to the stockholders of the Company during which the Eligible Employee continuously serves as an employee of the Company, MFCI or MHCI."

3. By deleting existing Section 12 in its entirety and by substituting therefor the following:

     "12.  Choice of Law.
           -------------

          This Plan shall be governed by the laws of the State of Georgia."

4. By deeming, in the event the Company's Certificate of Incorporation is amended to change the name of the Company, the title of the Plan to be thereafter the new name of the Company followed by the phrase "1987 Stock Bonus and Non-Qualified Stock Option Plan."

     This Fourth Amendment shall be submitted to the stockholders of Company for their approval and, if such approval is not obtained, the adoption of this Fourth Amendment shall be deemed null and void and the Plan shall remain as in effect immediately prior to this Fourth Amendment.

     Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Fourth Amendment.

     IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to be executed on the day and year first above written.

                                   MORRISON RESTAURANTS INC.


                                   By: _________________________________________


                                   Title: ______________________________________
ATTEST:


By: ___________________________

Title: ________________________

         [CORPORATE SEAL]




A04319.0148
01963302


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